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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Kraft Foods Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KRAFT FOODS INC.

LOUIS C. CAMILLERI CHAIRMAN OF THE BOARD	THREE LAKES DRIVE NORTHFIELD, IL 60093
March 5, 2004

Dear Fellow Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Kraft Foods Inc. The meeting will be held at 9:00 a.m. on Tuesday, April 27, 2004, at the Kraft Foods Inc. Robert M. Schaeberle Technology Center, 188 River Road, East Hanover, New Jersey.

At the meeting, we will elect nine directors and vote on the ratification of the selection of independent auditors. There will also be a report on the Company's business, and stockholders will have an opportunity to ask questions.

Attendance at the annual meeting will be limited to stockholders of record as of March 3, 2004. Stockholders attending the meeting will be required to present a site pass to gain access to the grounds where the Kraft Foods Inc. Robert M. Schaeberle Technology Center is located. If you are a stockholder and plan to attend the meeting, you MUST request a site pass by April 20, 2004 by writing to the Corporate Secretary, Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093 or by faxing your request to the Corporate Secretary at 847-646-2950. If your shares are not registered in your name, evidence of your stock ownership as of March 3, 2004 must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. The site pass will be mailed to you in advance of the meeting. In addition, if you plan to attend the meeting, please bring government-issued photographic identification.

The meeting facilities will open at 7:30 a.m. We suggest you arrive early to facilitate your registration and security clearance. Those needing special assistance at the meeting are requested to write the Corporate Secretary at Three Lakes Drive, Northfield, Illinois 60093. For your comfort and security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, laptops, video and still cameras, pagers and pets will not be permitted into the meeting.

We are pleased to announce that this year, instead of distributing gift boxes containing product samples to stockholders who attend the Annual Meeting, the Company has made a donation to a Morris County, New Jersey- based not-for-profit organization that provides structured learning activities focusing on children's health, nutrition, physical education, and well-being.

The vote of each stockholder is important to us. You can vote by signing, dating and returning the enclosed proxy card. Also, most stockholders may vote by telephone or over the Internet. Instructions for using these convenient services are set forth on the enclosed proxy. I urge you to vote your proxy as soon as possible. In this way, you can be sure your shares will be voted at the meeting.

Sincerely,

For further information about the Annual Meeting,
please call 1-800-295-1255

KRAFT FOODS INC.
Three Lakes Drive
Northfield, Illinois 60093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held Tuesday, April 27, 2004

To the Stockholders of
KRAFT FOODS INC.:

The Annual Meeting of Stockholders of Kraft Foods Inc. will be held on Tuesday, April 27, 2004, at the Kraft Foods Inc. Robert M. Schaeberle Technology Center, 188 River Road, East Hanover, New Jersey at 9:00 a.m. The purpose of the meeting is to:

  (1)
  Elect nine directors;

  (2)
  Ratify the selection of independent auditors for the fiscal year ending December 31, 2004; and

  (3)
  Transact such other business as may properly come before the meeting.

Only holders of record of Common Stock at the close of business on March 3, 2004, will be entitled to vote at the meeting.

Marc S. Firestone Executive Vice President, General Counsel and Corporate Secretary

March 5, 2004

PROXIES AND VOTING INFORMATION

Solicitation of Proxies

This proxy statement is furnished by the Board of Directors (the "Board") of Kraft Foods Inc. (the "Company"), Three Lakes Drive, Northfield, Illinois 60093, in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Tuesday, April 27, 2004, at 9:00 a.m., at the Kraft Foods Inc. Robert M. Schaeberle Technology Center, 188 River Road, East Hanover, New Jersey, and at any and all adjournments thereof. Mailing of the proxy statement will commence on or about March 11, 2004. Holders of record of the Company's Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") at the close of business on March 3, 2004, will be entitled to vote on all matters to come before the meeting. Holders of Class A Common Stock will be entitled to one vote for each share held. As of March 3, 2004, there were outstanding 543,652,138 shares of Class A Common Stock, of which 276,589,020 were held by Altria Group, Inc. ("Altria Group"). Holders of Class B Common Stock will be entitled to ten votes for each share held. As of March 3, 2004, there were outstanding 1,180,000,000 shares of Class B Common Stock, all of which were held by Altria Group.

Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose. Registered stockholders can also deliver proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Instructions for voting by telephone or over the Internet are set forth on the enclosed proxy card. Most stockholders whose shares are held by a broker or other nominee are also afforded the opportunity to vote by telephone or over the Internet. Instructions are set forth on the enclosed proxy.

A proxy may be revoked at any time before it has been voted at the meeting by submitting a later-dated proxy (including a proxy by telephone or over the Internet) or by giving written notice to the Corporate Secretary of the Company. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board. The proxy will also serve to instruct the trustee of each defined contribution plan sponsored by the Company how to vote the plan shares of a participating stockholder or employee. The trustee of each defined contribution plan will vote the plan shares for which proxies are not received in the same proportion as the shares for which proxies are received.

Voting at the Meeting

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

The election of each nominee for director requires a plurality of the votes cast. In order to be approved, the votes cast for the ratification of the selection of independent auditors must exceed the votes cast against such ratification. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes cast. Altria Group has advised the Company that it intends to vote for each of the nine nominees for director and for the ratification of the selection of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent auditors.

Stockholders' proxies are received by the Company's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will provide aggregate figures rather than names of stockholders. The independent inspectors will notify the Company if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

BOARD OF DIRECTORS

Board of Directors

The primary responsibility of the Board is to foster the long-term success of the Company, consistent with its fiduciary duty to the stockholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company.

The Board typically holds regular meetings in January, March, April, June, August, October and December, and special meetings are held when necessary. The organizational meeting follows immediately after the Annual Meeting of Stockholders. One of the meetings is held at an offsite location for several days each year to review the Company's strategic plan. The Board held nine meetings in 2003. Directors are expected to attend Board meetings, the Annual Meeting of Stockholders, and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2003, all nominees for director attended the 2003 Annual Meeting of Stockholders and at least 75% of the aggregate number of meetings of the Board and all Committees of the Board on which they served.

The Board has adopted Corporate Governance Guidelines, which are attached as Exhibit A to this proxy statement and posted on the Company's website, www.kraft.com. The information on the Company's website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the Company makes with the Securities and Exchange Commission.

Executive Sessions of the Board

Non-management directors meet in executive session at each regularly scheduled Board meeting without any members of management being present. In lieu of a regularly presiding director, these sessions are presided over by the Chairman, the chair of the Audit Committee, or the chair of the Compensation and Governance Committee, depending upon the subject matter to be covered in the meeting. At least once each year, the Board will hold an executive session at which only those directors who meet the independence standards of the New York Stock Exchange ("NYSE") are present.

Communications with the Board

Stockholders who wish to communicate with the Board may do so by writing to Non-Management Directors, Board of Directors, Kraft Foods Inc., Three Lakes Drive, Northfield, IL 60093 or to Kraft-Board@kraft.com. The non-management directors have established procedures for the handling of communications from stockholders and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be forwarded to the non-management directors. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board's responsibilities, such as consumer complaints, are to be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

Committees of the Board

The Board has established two Committees of the Board to assist it with the performance of its responsibilities: the Audit Committee and the Compensation and Governance Committee. The Board designates the members of these Committees and the Committee chairs annually at its organizational meeting following the Annual Meeting of Stockholders, based on the recommendation of the Compensation and Governance Committee. The Board has

adopted written charters for these Committees. The chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings.

The Audit Committee consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Its responsibilities, which include the approval of material transactions with Altria Group, are set forth in the Audit Committee Charter, which is included as Exhibit B to this proxy statement and is also available on the Company's website at www.kraft.com. The Audit Committee's report appears on page 8 of this proxy statement. The Audit Committee met 13 times in 2003. The current members of the Audit Committee are: Mr. Pope (chair), Mr. Farrell, Ms. Schapiro and Ms. Wright.

The Board has determined that all members of the Audit Committee are financially literate and that Mr. Pope is an "audit committee financial expert" within the meaning of the regulations of the Securities and Exchange Commission. No member of the Audit Committee received any payments in 2003 from the Company or its subsidiaries other than compensation received as a director of the Company. In addition, because Mr. Pope serves on the audit committees of more than three public companies, pursuant to the listing standards of the NYSE, and after reviewing meeting attendance records and other matters it deemed relevant, the Board has determined that such simultaneous service on such audit committees would not impair Mr. Pope's ability to serve effectively on the Company's Audit Committee.

The Compensation and Governance Committee consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the NYSE. Its responsibilities are set forth in the Compensation and Governance Committee Charter, which is included as Exhibit C to this proxy statement and is also available on the Company's website at www.kraft.com. The Compensation and Governance Committee's Report on Executive Compensation appears on pages 13 to 16 of this proxy statement. The Compensation and Governance Committee met five times in 2003. The current members of the Compensation and Governance Committee are: Mr. Farrell (chair), Mr. Pope, Ms. Schapiro and Ms. Wright.

ELECTION OF DIRECTORS

Process for Nominating Directors

The Compensation and Governance Committee is responsible for identifying and evaluating nominees for director, other than the nominees designated by Altria Group (see "Director Nominations Controlled by Altria Group"), and for recommending to the Board a slate of nominees for election at the Annual Meeting of Stockholders.

In evaluating the suitability of individuals for Board membership, the Compensation and Governance Committee takes into account many factors, including whether the individual meets requirements for independence; the individual's general understanding of the various disciplines relevant to the success of a large publicly traded company in today's global business environment; the individual's understanding of the Company's global businesses and markets; the individual's professional expertise and educational background; and other factors that promote diversity of views and experience. The Compensation and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Compensation and Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board. The Compensation and Governance Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Compensation and Governance Committee may identify certain skills or attributes (e.g. financial experience, global business experience) as being particularly desirable to help meet specific Board needs that have arisen.

In identifying potential candidates for Board membership, the Compensation and Governance Committee relies on suggestions and recommendations from the Board, stockholders, management and others. From time to time, the Compensation and Governance Committee also retains search firms to assist it in identifying potential candidates for director and currently has retained a search firm. Stockholders wishing to suggest candidates to the Compensation and Governance Committee for consideration as directors must submit a written notice to the Corporate Secretary, who will provide it to the Compensation and Governance Committee. The Compensation and Governance Committee does not distinguish between nominees recommended by stockholders and other nominees. The Company's By-Laws set forth the procedures a stockholder must follow to nominate directors. These procedures are summarized in this proxy statement under the caption "2005 Annual Meeting."

Director Nominations Controlled by Altria Group

Under the terms of a corporate agreement entered into between the Company and Altria Group, so long as Altria Group owns shares representing 50% or more of the voting power of the Company's outstanding Common Stock, Altria Group has the right to designate for nomination by the Board three members of the Board, including the Chairman of the Board. Altria Group also has the right to fill any vacancy resulting from an Altria Group designee ceasing to serve on the Board. Altria Group's designees on the Board are currently Mr. Camilleri, Mr. Devitre and Mr. Wall.

Due to the possession by Altria Group of more than 97% of the voting power of the Company's outstanding Common Stock, the Board has determined that the Company is a "controlled company" within the meaning of Section 303A of the listing standards of the NYSE. Therefore, the Company relies upon the exemptions provided to controlled companies from compliance with Section 303A.01 of the listing standards of the NYSE, requiring that a majority of directors be independent. Additionally, as a controlled company, the Company is not required to have a nomination/corporate governance committee or a compensation committee composed entirely of independent directors. Even though not required, the Company has a Compensation and Governance Committee, consisting entirely of independent directors, which also performs functions similar to those of a nominating committee.

The Nominees

It is proposed that nine directors be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected. The Compensation and Governance Committee has recommended to the Board, and the Board has approved, the persons named, and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and was elected by the stockholders at the 2003 Annual Meeting.

The Board has determined that each of the following nominees for director is independent in that such nominee has no material relationship with the Company: W. James Farrell, John C. Pope, Mary L. Schapiro and Deborah C. Wright. To assist it in making these determinations, the Board has adopted categorical standards of director independence that are set forth in Annex A to the Corporate Governance Guidelines included as Exhibit A to this proxy statement. Each of the above-named nominees qualifies as independent under these standards.

Although it is not anticipated that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company's By-Laws to reduce the number of directors.

Louis C. Camilleri Chairman and Chief Executive Officer, Altria Group, Inc., New York, New York Director since March 2001 Age: 49
Mr. Camilleri has been Chairman of the Board of Directors of Altria Group since September 2002 and Chief Executive Officer of Altria Group since April 2002, having previously served as Senior Vice President and Chief Financial Officer of Altria Group since November 1996. Mr. Camilleri has been employed continuously by Altria Group and its subsidiaries since 1978. Mr. Camilleri has served as Chairman of the Company's Board since August 2002. He is a member of the Board of Directors of SABMiller plc and the New York Stock Exchange Board of Executives.

Roger K. Deromedi Chief Executive Officer Director since March 2001 Age: 50
Mr. Deromedi was elected Chief Executive Officer of the Company in December 2003. Prior to that time, he had been co-Chief Executive Officer of the Company since 2001 and President and Chief Executive Officer of Kraft Foods International, Inc. since 1999. Mr. Deromedi has been employed continuously by the Company and its subsidiaries and predecessor, General Foods Corporation, in various capacities since 1977, including service as Executive Vice President and General Manager of the Company's Cheese Division, Executive Vice President and General Manager of its Specialty Products Division, Group Vice President, Kraft Foods International, Inc. and President of its Asia Pacific and Western Europe regions. Mr. Deromedi is a member of the Board of Directors of The Gillette Company and serves on the Stanford Graduate School of Business Advisory Board.

Dinyar S. Devitre Senior Vice President and Chief Financial Officer, Altria Group, Inc., New York, New York Director since August 2002 Age: 56
Mr. Devitre has been Senior Vice President and Chief Financial Officer of Altria Group since April 2002. From April 2001 to March 2002, he acted as a private business consultant. From January 1998 to March 2001, Mr. Devitre was Executive Vice President at Citigroup Inc. in Europe. Before his assignment at Citigroup, Mr. Devitre's career with the Altria Group family of companies spanned a 27-year period in which he served in a variety of positions. Mr. Devitre is a Director of Lincoln Center Inc. and a trustee of the Asia Society Inc.

W. James Farrell Chairman and Chief Executive Officer, Illinois Tool Works Inc., Glenview, Illinois Director since August 2001 Age: 62
Mr. Farrell assumed his current position with Illinois Tool Works Inc., an international manufacturer of highly engineered fasteners, components, assemblies and systems, in May 1996. Mr. Farrell serves on the boards of Allstate Insurance Company, The Federal Reserve Bank of Chicago, Sears, Roebuck and Company, and UAL Corporation. In addition, he is a member of the Business Council, Illinois Roundtable and Mid-America Committee. He is President of the Chicago Club and Chairman of the Economic Club of Chicago. Mr. Farrell is also a trustee of Northwestern University and Rush Presbyterian-St. Luke's Medical Center and chair of the Board of Trustees for the Museum of Science and Industry, Junior Achievement of Chicago, and the Advisory Board of the Kellogg Graduate School of Management at Northwestern University. He is a director of the Lyric Opera of Chicago, the United Way/Crusade of Mercy, the Big Shoulders Fund, and the Chicago Public Library Foundation. Mr. Farrell is chair of the Compensation and Governance Committee and a member of the Audit Committee.

Betsy D. Holden President, Global Marketing & Category Development Director since March 2001 Age: 48
Ms. Holden assumed her current position in January 2004. Prior to that time, she had been co-Chief Executive Officer of the Company since 2001 and President and Chief Executive Officer of Kraft Foods North America, Inc. since 2000. Ms. Holden has been employed continuously by the Company and its subsidiaries and predecessor, General Foods Corporation, in various capacities since 1982. Ms. Holden served as Executive Vice President of Kraft Foods North America with responsibility for operations, technology, procurement and marketing services from 1999 until May 2000. She also served as President of the Kraft Cheese Division from 1997 until 1998. Ms. Holden is a director of the Tribune Company, Evanston Northwestern Healthcare and Ravinia Music Festival. She also serves on the Advisory Board of the Kellogg Graduate School of Management at Northwestern University, the Board of the Museum of Science and Industry and Duke University's Trinity College Board of Visitors and is President of the Board of Directors of the Off the Street Club.

John C. Pope Chairman, PFI Group, LLC, Lake Forest, Illinois Director since July 2001 Age: 54
Mr. Pope is Chairman of PFI Group, LLC, a financial management firm that invests primarily in venture capital opportunities. From December 1995 to November 1999, Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities with United Airlines and its parent, UAL Corporation, including as a Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer, and Executive Vice President, Marketing and Finance. Prior to that time, he served as Senior Vice President of Finance, Chief Financial Officer and Treasurer for American Airlines and its parent, AMR Corporation. He also serves on the boards of Air Canada, CNF, Inc., Dollar Thrifty Automotive Group Inc., Federal-Mogul Corporation, Per-Se Technologies, Inc., R.R. Donnelley & Sons Co. and Waste Management, Inc., and is a member of the Board of Trustees of the John G. Shedd Aquarium in Chicago and Chairman of its Finance and Investment Committees. Mr. Pope will resign as a director of Air Canada and Federal Mogul Corporation upon each such corporation's emerging from reorganization proceedings, which is anticipated to occur for each corporation in the latter half of 2004. Mr. Pope is chair of the Audit Committee and a member of the Compensation and Governance Committee.

Mary L. Schapiro Vice Chairman, NASD, Inc., and President, Regulation Policy and Oversight, Washington, D.C. Director since July 2001 Age: 48
Ms. Schapiro assumed her current position with NASD, Inc. in May 2002, having previously held the position of President of NASD Regulation, Inc. since 1996. Prior to joining NASD, she was chair of the Commodity Futures Trading Commission and a Commissioner of the Securities and Exchange Commission. Ms. Schapiro also serves on the Board of Directors of Cinergy Corp., where she is Chair of its Audit Committee. She is a member of the Board of Trustees and Chair of the Audit Committee of Franklin and Marshall College. Ms. Schapiro is a member of the Audit and Compensation and Governance Committees.

Charles R. Wall Senior Vice President and General Counsel, Altria Group, Inc., New York, New York Director since August 2002 Age: 58
Mr. Wall is Senior Vice President and General Counsel of Altria Group, a position that he assumed in February 2000. Mr. Wall has been employed continuously by Altria Group in various capacities since 1990. Mr. Wall is a member of the Board of Directors of the New York City Opera and serves on the Board of The Neurosciences Institute in La Jolla, California.

Deborah C. Wright President and Chief Executive Officer, Carver Bancorp, Inc., New York, New York Director since July 2001 Age: 46
Ms. Wright assumed her current position with Carver Bancorp, Inc., the holding company for Carver Federal Savings Bank, a federally chartered savings bank and the nation's largest publicly traded African- and Caribbean-American operated bank, in 1999. Previously, she served as President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation from 1996 to 1999. Ms. Wright is a member of the Board of Overseers of Harvard University and the Memorial Sloan-Kettering Cancer Center. She serves on the boards of Carver Bancorp, Inc., The Partnership for New York City and the Ministers and Missionaries Benefit Board of the American Baptist Churches. Ms. Wright also served as a founding member of the Lower Manhattan Development Corporation. Ms. Wright is a member of the Audit and Compensation and Governance Committees.

The Board recommends a vote FOR the election of each of the nominees, and proxies received by the
Board will be so voted unless stockholders specify a contrary choice in their proxies.

Compensation of Directors

Directors who are full-time employees of the Company or Altria Group receive no additional compensation for services as a director. With respect to all other directors ("non-employee directors"), the Company's philosophy is to provide competitive compensation and benefits necessary to attract and retain high-quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of stockholders.

Pursuant to the 2001 Compensation Plans for Non-Employee Directors (the "Directors Plans"), non-employee directors receive an annual retainer of $35,000. Effective April 1, 2003, meeting fees for attending Board and Committee meetings were increased from $1,000 to $2,000 for each meeting attended. For additional services rendered in connection with Committee chair responsibilities, the chairs of the Audit and Compensation and Governance Committees receive a $5,000 annual retainer. Non-employee directors are also reimbursed for actual expenses in connection with attendance at Board and Committee meetings.

On April 22, 2003, pursuant to the Directors Plans, each non-employee director received a restricted stock award equal to that number of shares of Class A Common Stock having an aggregate fair market value of $50,000 on the date of grant. Accordingly, Mr. Farrell, Mr. Pope, Ms. Schapiro and Ms. Wright each received 1,647 restricted shares of Class A Common Stock. The aggregate fair market value of the annual share award will be increased to $100,000 in April 2004.

A non-employee director may elect to defer the award of restricted shares of Class A Common Stock, meeting fees and all or part of the annual retainer. Deferred fee amounts are "credited" to an unfunded bookkeeping account and may be "invested" in nine phantom "investment choices", including a Class A Common Stock equivalent account. These "investment choices" parallel the investment options offered to employees under the Kraft Foods Thrift Plan and determine the amounts credited as "earnings" for bookkeeping purposes to a director's account. Subject to certain restrictions, a director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2003

To Our Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company's financial reporting processes and systems of internal accounting control, the independence and performance of the independent auditors, and the performance of the internal auditors.

Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Audit Committee has received from the independent auditors a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent auditors the auditors' independence from the Company and its management. The Audit Committee has reviewed and approved the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence, as well as compliance with the Company's and the Audit Committee's policies.

The Audit Committee discussed with the Company's internal auditors and independent auditors the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent auditors, separately and together, with and without management present, to discuss the Company's financial reporting processes and internal accounting controls. The Audit Committee has reviewed significant audit findings prepared by the independent auditors and those prepared by the internal auditors, together with management's responses.

In reliance on the reviews and discussions referred to above, and without other independent verification, the Audit Committee recommended to the Board the inclusion of the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

Audit Committee:

John C. Pope, Chair
W. James Farrell
Mary L. Schapiro
Deborah C. Wright

The information contained in the report above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Independent Auditors' Fees

Audit Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers in connection with (i) the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2003, including statutory audits of the financial statements of the Company's affiliates that are relied on in performance of the audit of the Company's consolidated financial statements, and (ii) the reviews of the Company's unaudited condensed consolidated interim financial statements as of September 30, 2003, June 30, 2003, and March 31, 2003 were $10.7 million.

Aggregate fees for these services for the year ended December 31, 2002 were $10.2 million.

Audit-Related Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers for audit-related services for the year ended December 31, 2003 were $2.9 million. Audit-related services include due diligence related to acquisitions, review of the Company's procedures related to internal controls over financial reporting, employee benefit plan audits, and procedures relating to various other audit and special reports.

Aggregate fees for these services for the year ended December 31, 2002 were $3.4 million.

Tax Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers in connection with tax compliance and advice and preparation of employee expatriate tax returns for the year ended December 31, 2003 were $6.9 million.

Aggregate fees for these services for the year ended December 31, 2002 were $4.7 million.

All Other Fees

No fees were paid to PricewaterhouseCoopers during the year ended December 31, 2003 for any other professional services.

Fees, including out-of-pocket expenses, for all other miscellaneous professional services performed by PricewaterhouseCoopers during the year ended December 31, 2002 were $0.1 million.

Pre-Approval Policies

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Audit Committee requires the independent auditors and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

All fiscal year 2003 audit and non-audit services provided by the independent auditors were pre-approved.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers as the Company's independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers, and proxies received by the Board will be so voted unless stockholders specify a contrary choice in their proxies.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of Class A Common Stock and Altria Group common stock beneficially owned at February 27, 2004, by each director, nominee for director, executive officer named in the Summary Compensation Table, and the directors and executive officers of the Company as a group. None of these individuals owns Class B Common Stock. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of the directors and executive officers of the Company individually and as a group is less than 1% of the outstanding Class A Common Stock and less than 1% of Altria Group's outstanding common stock.

	Amount and Nature of Beneficial Ownership
Name	Class A Common Stock(1)	Altria Group Common Stock(2)
Louis C. Camilleri	18,000	2,600,274
Roger K. Deromedi	559,910	566,699
Dinyar S. Devitre	1,204	177,818
W. James Farrell	7,140	-0-
Betsy D. Holden	461,559	362,431
David S. Johnson	181,556	114,152
John C. Pope	8,685	-0-
Hugh H. Roberts	173,236	303,409
Mary L. Schapiro	7,385	-0-
Franz-Josef Vogelsang	95,926	150,790
Charles R. Wall	31,620	1,381,867
Deborah C. Wright	7,453	-0-
Group (33 persons)	2,922,646	7,792,180

(1) Includes maximum number of shares as to which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or that will vest before April 27, 2004 as follows: Mr. Deromedi, 279,569; Mr. Farrell, 3,800; Ms. Holden, 279,569; Mr. Johnson, 67,756; Mr. Pope, 3,995; Mr. Roberts, 61,296; Ms. Schapiro, 3,995; Mr. Vogelsang, 51,536; Mr. Wall, 26,620; Ms. Wright, 3,995; and group, 1,513,713. Also includes 939,078 shares of restricted stock and 287,750 shares of deferred stock awarded under the 2001 Performance Incentive Plan as follows: Mr. Deromedi, 255,630; Ms. Holden, 158,390; Mr. Johnson, 106,000; Mr. Roberts, 95,240; Mr. Vogelsang, 44,390; and group, 1,226,828. Also includes shares of restricted and deferred stock pursuant to the Directors Plans as follows: Mr. Farrell, 1,647; Mr. Pope, 1,647; Ms. Schapiro, 1,647; Ms. Wright, 3,458; and group, 8,399. Includes 300 shares as to which Mr. Pope disclaims beneficial ownership (shares held by children). Does not include share equivalents held pursuant to the Directors Plans as follows: Mr. Pope, 3,011; and Ms. Schapiro, 1,933.

(2) Includes maximum number of shares as to which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or that will vest before April 27, 2004 as follows: Mr. Camilleri, 1,999,990; Mr. Deromedi, 484,917; Ms. Holden, 313,876; Mr. Johnson, 90,585; Mr. Roberts, 222,940; Mr. Vogelsang, 136,790; Mr. Wall, 1,176,708; and group, 6,245,621. Also includes shares of restricted common stock as follows: Mr. Camilleri, 575,000; Mr. Devitre, 77,110; Mr. Wall, 151,050; and group, 823,390.

At March 3, 2004, Altria Group beneficially owned 276,589,020 shares of Class A Common Stock, representing 50.9% of the outstanding Class A Common Stock, and 1,180,000,000 shares of Class B Common Stock, representing 100% of the outstanding Class B Common Stock. Other than Altria Group, there are no persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding Class A Common Stock.

EXECUTIVE COMPENSATION

Comparison of Cumulative Stockholder Return

The following graph compares the cumulative total stockholder return of the Company's Class A Common Stock from the Company's initial public offering, June 13, 2001, through December 31, 2003, with the cumulative total stockholder return for the same period of the S&P 500 Index and the peer group index. The graph assumes that $100 was invested in the Company's Class A Common Stock and each of the indices as of the market close on June 13, 2001, and that all dividends were reinvested.

The peer group index consists of companies considered market competitors of the Company, or that have been selected on the basis of industry, level of management complexity, global focus or industry leadership.

Date	Kraft Foods	S&P 500	Kraft Foods Peer Group(1)
June 13, 2001	$100.00	$100.00	$100.00
September 28, 2001	110.40	84.24	104.24
December 31, 2001	109.73	93.23	108.84
March 28, 2002	125.04	93.48	116.63
June 28, 2002	132.90	80.98	118.68
September 30, 2002	118.82	67.02	109.26
December 31, 2002	127.36	72.68	108.89
March 31, 2003	92.74	70.39	105.01
June 30, 2003	107.54	81.21	112.30
September 30, 2003	98.06	83.36	114.63
December 31, 2003	107.70	93.49	125.49

(1) The peer group consists of the following companies: Anheuser-Busch Companies, Inc., Cadbury Schweppes plc, Campbell Soup Company, The Clorox Company, The Coca-Cola Company, Colgate-Palmolive Company, ConAgra Foods, Inc., Diageo plc, General Mills, Inc., The Gillette Company, Groupe Danone, H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Nestlé, S.A., PepsiCo, Inc., The Procter & Gamble Company, Sara Lee Corporation, and Unilever N.V.

Compensation and Governance Committee Report on Executive Compensation

To Our Stockholders:

This report discusses the Company's compensation programs for executive officers and details of the compensation paid to the Company's Chief Executive Officer for 2003.

The four primary goals of the Company's compensation programs are to:

•
attract, retain, and motivate talented employees and develop world-class leaders;

•
support the Company's mission of becoming the undisputed global food leader;

•
emphasize the relationship between pay and performance by placing a significant portion of compensation at risk and subject to the achievement of short-term and long-term financial and strategic objectives; and

•
align the interests of executives with those of stockholders through the use of long-term cash- and equity-based incentive awards, and through stock ownership guidelines.

To ensure that the Company's compensation programs are appropriately benchmarked relative to its competitors, the Committee compares the Company's compensation practices to the compensation practices of companies included in a compensation survey group. The compensation survey group is a broader and more diverse group of companies than those included in the peer group index used in the cumulative stockholder return graph on page 12 of this proxy statement, and consists of companies that compete with the Company for executive talent.

In 2003, the Committee considered the following in determining executive compensation levels under the Company's compensation programs:

•
the Company's financial performance compared with its annual and long-term objectives and relative to the financial performance of companies in the performance peer group;

•
individual contributions to the Company's performance;

•
appropriate exercise of management and financial controls;

•
achievement of results in an appropriate and ethical manner; and

•
compensation levels set by companies within the compensation survey group.

The Company generally targets total compensation for executives within the top or fourth quartile of the compensation survey group, if business and individual performance targets are achieved. Based on the latest available data, aggregate total compensation for executives ranked within the third quartile of the compensation survey group. The total compensation ranking reflects below-target annual incentive awards due to lower than expected financial results in 2003.

There are three major elements to the Company's compensation program: base salary, short-term incentives, and long-term incentives, which include equity and cash. An overview of each of the major compensation program elements and the stock ownership guidelines follows.

Base Salary

Each year, the Committee determines the base salary for the Chief Executive Officer and reviews base salaries of those executives reporting to the Chief Executive Officer. In reviewing individual salaries, the Committee evaluates a number of factors, including the executive's individual performance, level of responsibility, tenure, prior experience, and a review of base salaries paid for comparable positions within the Company's compensation survey group.

Annual Incentives

The Company provides annual incentive opportunities to the Company's management and executive employees. Annual cash incentives reward participants for the achievement of annual financial, business and strategic results that positively impact total stockholder returns.

For 2003, annual incentive awards to executives were based on an assessment of individual, operating company and corporate performance. The Committee did not assign specific weights to the performance factors considered. The factors used to evaluate performance included financial measures such as operating company income, discretionary cash flow, earnings per share, and return on management investment. Each factor was measured against both actual 2002 results and the Company's 2003 business plan. The Committee also evaluated the Company's performance against other strategic measures such as market share, portfolio management, diversity, leadership development and response to the business environment. For those officers whose compensation is subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code (the "covered officers"), annual incentive awards were also contingent upon the achievement of adjusted net income derived from a compensation formula set by the Committee.

In 2003, the Company delivered financial results that were lower than expected in a challenging environment. As a result, most annual incentive awards were paid below target for executives.

Long-Term Incentives

The 2001 Performance Incentive Plan, approved by stockholders at the 2002 Annual Meeting, enables the Company to grant stock options, stock appreciation rights, restricted stock and other awards based on the Company's Class A Common Stock, as well as performance-based long-term incentive cash awards to the Company's salaried employees. Long-term incentives focus executives on attaining performance goals over a number of years that are integral to the success of the Company's business, while increasing stockholder returns.

•
Restricted Stock. The Committee granted equity awards in the form of restricted stock (or deferred stock for executives located outside of the U.S.) rather than fixed-priced stock options. The value of the restricted stock is reflected as compensation expense in the Company's financial statements, making the cost of its executive compensation programs more transparent to stockholders. The grant of restricted stock versus granting stock options will result in lower share utilization. Restricted stock awards granted in 2003 will vest three years from the grant date.

•
Stock Ownership Guidelines. In 2002, the Committee approved new stock ownership guidelines for approximately 180 executives, which further aligns their interests with those of the Company's stockholders. Under these guidelines, executives will be expected to acquire and maintain Company stock in an amount equal to a multiple of their base salary as determined by their position. The guidelines range from two times base salary to 12 times base salary for the Chief Executive Officer. Executives are expected to attain their ownership guidelines within five years of becoming an executive officer or within three years of being promoted to a higher level within the executive population. Stock ownership under this program is defined as direct ownership of Company common stock, including sole ownership, dividend reinvestment plan shares, restricted shares and other accounts over which the executive has direct or indirect ownership or control. This definition does not include unexercised stock options held by the executive.

•
Stock Options. The Company made no regularly scheduled stock option grants during 2003 to its executives or employees. However, certain senior executives who exercised their Altria Group stock options during 2003 and who retained the shares upon exercise did receive Altria Group Executive Ownership Stock Options ("EOSOs"), pursuant to a previously approved program. The EOSO feature promotes the early exercise of stock options and the retention of shares gained through the resulting exercise, thus encouraging executives to build their stock ownership levels. An EOSO is granted when an eligible executive exercises an option after the stock price has appreciated at least 20% above the option grant price. The executive must satisfy payment of the option price using shares of common stock that have been owned for at least six months. The EOSO is granted for the number of shares used to pay the exercise price of the underlying option and related taxes, has an exercise price equal to the market price of the common stock tendered, has a term limited to the remaining term of the original option and vests six months from the date of grant. The executive is required to hold the net new shares received upon exercise for one year or the new EOSO grant is forfeited. Stock options granted by the Company in June 2001 that vested on January 31, 2003 also include an EOSO feature.

•
Long-Term Incentive Plan Awards. Long-Term Incentive Plan awards focus senior executives on the achievement of long-term financial and strategic goals that contribute to the long-term business success of the Company and have a positive impact on stockholder return. The three-year long-term performance cycle that began January 1, 2001 concluded on December 31, 2003. Awards for all eligible executives were based on a combination of factors including overall corporate results, total stockholder return performance, a qualitative assessment of business unit performance relative to the strategic plan and an assessment of individual performance. The performance factors included quantitative financial measures including operating company income, earnings per share, discretionary cash flow, and volume and strategic measures such as market share, portfolio management, diversity and management development. Awards payable to the covered officers were also contingent upon the achievement of cumulative adjusted net income derived from a compensation formula set by the Committee. Long-Term Incentive Plan awards payable to executives were generally paid below target. Beginning on January 1, 2004, a new three-year performance cycle commenced with awards scheduled to be paid after the cycle's completion on December 31, 2006.

Compensation of the Chief Executive Officer

Effective December 16, 2003, Mr. Deromedi was named Chief Executive Officer as a result of the reorganization of the Company under a single Chief Executive Officer structure.

The Committee established a base salary of $1,100,000 for Mr. Deromedi in his new position of Chief Executive Officer, effective January 1, 2004. Mr. Deromedi's salary ranks within the second quartile for base salaries paid to chief executive officers of companies comprising the compensation survey group.

In determining Mr. Deromedi's 2003 compensation, the Committee considered individual performance with respect to the achievement of key strategic, financial, and leadership development objectives, including income growth, volume growth, productivity savings, new product development, increasing market share and increasing free cash flow. The Committee assessed Mr. Deromedi's compensation relative to the compensation programs that apply to other Company executive officers, taking into account their contributions to the success of the Company.

Mr. Deromedi earned an annual incentive award of $900,000 under the 2001 Plan. This award was below target. The Company did not achieve its volume, revenue, market share or earnings per share targets but continued to deliver strong cash flow improvements. The Company also began to position itself in the second half of 2003 for future sustainable growth by significantly investing in the brand portfolio through more competitive pricing and increased marketing. Mr. Deromedi's award was subject to and within the limits of a formula tied to the achievement of an adjusted net income goal established at the beginning of the year for covered officers and was within the first quartile of annual incentives paid to chief executive officers in the Company's compensation survey group, based on latest available data.

Mr. Deromedi also received a Long-Term Incentive Plan award of $3,700,000 for the three-year period ended December 31, 2003 under the 2001 Plan. Among the factors considered by the Committee in granting this award were the financial and strategic results delivered during the performance period. Major notable accomplishments during the performance cycle included the successful integration of Nabisco Holdings, Inc. and the Company's initial public offering. Mr. Deromedi's Long-Term Incentive Plan award was also subject to and within the limits resulting from the achievement of adjusted net income goals, in accordance with a formula for covered officers established at the beginning of the performance period.

In January 2003, the Committee awarded Mr. Deromedi 55,630 shares of restricted stock. The award will vest after three years. Mr. Deromedi's award, made as part of the Company's annual equity program, was based upon an assessment of his performance against key strategic and financial objectives.

In January 2004, the Committee, in connection with Mr. Deromedi's December election as Chief Executive Officer and in recognition for his performance against financial and strategic objectives in 2003, awarded Mr. Deromedi 200,000 shares of restricted stock. One-half of the award (100,000 shares) will vest after three years and one-half (100,000 shares) will vest after eight years.

The Committee has determined that in light of these considerations, Mr. Deromedi's compensation is appropriate as compared to the compensation provided to chief executive officers of companies in the Company's compensation survey group. Mr. Deromedi's total 2003 compensation ranks within the first quartile of total compensation paid to chief executive officers in the Company's compensation survey group.

Policy With Respect To Qualifying Compensation for Deductibility and Other Matters

The Company's ability to deduct compensation it pays to covered officers is generally limited, under Section 162(m) of the Internal Revenue Code, to $1,000,000 annually. However, performance-based compensation is not subject to this limitation, provided certain conditions are satisfied. Annual and long-term incentive awards granted by the Committee for covered officers, including incentive awards for 2003 and the 2001-2003 performance cycle, were subject to, and made in accordance with, arrangements implemented by the Committee and intended to qualify for Section 162(m)'s performance-based compensation exemption, so that such payments would be fully tax-deductible.

Generally, the Company's policy is to preserve the federal income tax deductibility of compensation it pays. Accordingly, the Committee has taken appropriate actions, to the extent the Committee believes feasible, to preserve the deductibility of annual incentive, long-term incentive, and stock option awards. However, the Committee has authorized, and will continue to retain the authority to authorize, payments that may not be deductible if the Committee believes that they are in stockholders' and the Company's best interests. Income for the Company's covered officers may exceed the $1,000,000 deductibility limit because of certain elements of their annual compensation, such as perquisites, restricted stock awards and cash dividends thereon, payments related to reductions in unfunded retirement benefits, tax reimbursements and income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers.

Compensation and Governance Committee:

W. James Farrell, Chair
John C. Pope
Mary L. Schapiro
Deborah C. Wright

The information contained in the report above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Summary Compensation Table

								Long-Term Compensation
	Annual Compensation							Awards				Payouts
									Securities Underlying Options
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation		Restricted Stock Awards(1)	Kraft Foods	Altria Group		LTIP(2)		All Other Compensation(3)
		$		$		$		$	Shs.	Shs.		$		$
Roger K. Deromedi Chief Executive Officer	2003 2002 2001	924,848 881,058 738,154		900,000 980,000 950,000		14,229 97,225 98,269	(4) (4)(5) (4)(5)	2,008,799 -0- -0-	-0- -0- 419,354	40,735 9,319 156,579	(6)	3,700,000 -0- -0-		86,783 65,918 52,673
Betsy D. Holden President, Global Marketing & Category Development	2003 2002 2001	937,933 881,058 738,154		800,000 1,160,000 950,000		24,681 12,790 4,892	(4) (4) (4)	2,008,799 -0- -0-	-0- -0- 419,354	42,297 31,313 158,206	(6)	3,500,000 -0- -0-		95,471 65,918 51,773
David S. Johnson President, North America Commercial	2003 2002 2001	521,808 449,058 415,865		460,000 480,000 325,000		7,303 5,239 2,255	(4) (4) (4)	901,306 -0- -0-	-0- -0- 106,470	26,379 21,088 33,810	(6)	1,300,000 -0- -0-		46,146 27,866 25,771
Hugh H. Roberts President, International Commercial	2003 2002 2001	455,085 437,423 412,885		340,000 265,000 375,000		658,488 10,730 358,780	(4)(5) (4)(5) (4)(5)	681,035 -0- -0-	-0- -0- 100,010	-0- -0- 29,300		900,000 -0- -0-		32,404 29,247 25,304
Franz-Josef Vogelsang Executive Vice President, Global Supply Chain	2003 2002 2001	575,546 553,157 530,317	(7) (7) (7)	422,603 479,873 442,727	(7) (7) (7)	218,274 702,121 537,344	(5)(7) (5)(7) (5)(7)	706,312 -0- -0-	-0- -0- 80,570	-0- -0- 34,480		1,195,363 -0- -0-	(7)	-0- -0- -0-

(1) The value shown is based on the closing price of the Company's Class A Common Stock on the January 28, 2003 grant date. On December 31, 2003, Mr. Deromedi, Ms. Holden, Mr. Johnson, Mr. Roberts and Mr. Vogelsang held shares of restricted stock or deferred stock where noted, with a value at such date as follows: Mr. Deromedi, 55,630 shares, $1,792,399; Ms. Holden, 55,630 shares, $1,792,399; Mr. Johnson, 24,960 shares, $804,211; Mr. Roberts, 18,860 deferred shares, $607,669; and Mr. Vogelsang, 19,560 deferred shares, $630,223. On January 27, 2004, each of the named executive officers received restricted stock or deferred stock of the Company where noted, with a value at such date as follows: Mr. Deromedi, 200,000 shares, $6,426,000; Ms. Holden, 102,760 shares, $3,301,679; Mr. Johnson, 81,040 shares, $2,603,815; Mr. Roberts, 76,380 deferred shares, $2,454,089; and Mr. Vogelsang, 24,830 deferred shares, $797,788. Cash dividends (or dividend equivalents) on shares of restricted stock (or deferred stock) are paid at the same times and in the same amounts as on other shares of Class A Common Stock.

(2) Values reflected in 2003 represent payment upon completion of the 2001-2003 performance cycle of the Long-Term Incentive Plan.

(3) The amounts in this column consist of matching contributions to defined contribution plans.

The Company has made available funding payments to certain executives with vested accrued benefits under non-qualified supplemental retirement plans. During 2003, the following amounts, less applicable tax withholding, were made available to the named executive officers to provide funding for matching contributions to the Company's non-qualified supplemental defined contribution plan through March 31, 2003, and for earnings through June 30, 2003 on such matching contributions for Mr. Johnson, and for matching contributions and earnings through May 31, 2003 for Mr. Deromedi, Ms. Holden and Mr. Roberts: Mr. Deromedi, $171,679; Ms. Holden, $228,100; Mr. Johnson, $87,967; and Mr. Roberts, $80,748. The funding of these amounts is not intended to increase total promised benefits.

(4) Includes reimbursement for taxes on a portion of the earnings on assets held in individual trusts for Mr. Deromedi, Ms. Holden and Mr. Johnson, and reimbursement for taxes on a portion of similar earnings assumed on payments made with respect to non-qualified retirement benefits for Mr. Roberts. These trust assets (and the payments for Mr. Roberts) and earnings thereon offset amounts otherwise payable by the Company for vested benefits under non-qualified supplemental retirement plans and are not intended to increase total promised benefits.

(5) Includes tax equalization payments or reimbursements in connection with prior international assignments for Mr. Deromedi and Mr. Roberts, and a current international assignment for Mr. Vogelsang. These payments or reimbursements are made pursuant to a policy that is designed to facilitate the assignment of employees to positions in other countries by covering taxes over and above those that employees accepting international assignments would have incurred had they remained in their home countries. Tax equalization payments made by the Company or its subsidiaries for Mr. Deromedi totaled $82,448 in 2002 and $85,265 in 2001. Tax equalization payments made by the Company or its subsidiaries for Mr. Roberts totaled $645,739 in 2003 and $348,230 in 2001. Differences in taxable periods used by taxing jurisdictions, time lags in tax determinations or in the availability of tax credits or refunds, or other factors in some instances create circumstances in which tax equalization payments are recovered by the Company in a different year. Thus, in 2002, amounts deducted or received from Mr. Roberts exceeded the Company's payments to taxing authorities on his behalf by $753,341. Tax equalization payments made by the Company or its subsidiaries for Mr. Vogelsang totaled $218,274 in 2003, $702,121 in 2002, and $537,344 in 2001 in connection with his current international assignment.

(6) Includes Altria Group EOSO grants for Mr. Deromedi of 40,735 shares, Ms. Holden of 42,297 shares, and Mr. Johnson of 26,379 shares. EOSOs do not become exercisable until six months following their grant and are subject to forfeiture if the executive does not hold the net shares received upon exercise for a period of one year following such exercise of the underlying option.

(7) These amounts have been converted from Swiss Francs to U.S. dollars based on a currency translation rate of 1.24230 as of December 31, 2003.

2003 Altria Group Stock Option Grants

Name	Grant Date	Number of Shares Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Grant Date Present Value(1)	Value at December 31, 2003(2)
Roger K. Deromedi	February 5, 2003	40,735	(3)	3.09%	$38.070	January 26, 2010	$266,664	$666,017
Betsy D. Holden	October 23, 2003 October 23, 2003 October 23, 2003	7,720 18,718 15,859	(3) (3) (3)	0.59 1.42 1.20	45.345 45.345 45.345	June 24, 2005 June 23, 2006 January 26, 2010	69,326 152,365 153,357	70,059 169,866 143,920
David S. Johnson	February 20, 2003 November 17, 2003 November 17, 2003	481 16,132 9,766	(3) (3) (3)	0.03 1.22 0.74	37.300 50.020 50.020	January 26, 2010 June 23, 2008 June 29, 2009	3,035 178,097 110,453	8,235 70,981 42,970
Hugh H. Roberts	—	-0-		—	—	—	—	—
Franz-Josef Vogelsang	—	-0-		—	—	—	—	—

(1) In accordance with Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. However, stock options granted by Altria Group are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. In calculating the grant date present values set forth in the table, the volatility was based on the monthly closing stock prices and dividends for the five-year period preceding the grant dates, the dividend yield was based on an annual dividend rate in effect at the time the options were granted, the risk-free rate of return was fixed at the rate for a five-year U.S. Treasury Note for the month of grant as reported in the Federal Reserve Statistic Release H.15(159), and an estimated time period equal to the lesser of the option term or five years was used. The following assumptions were used in the table:

Black-Scholes Model Assumptions
Stock Option Grant	Expiration Date	Volatility	Dividend Yield	Risk-Free Rate of Return	Time Period
Roger K. Deromedi (Altria Group EOSO)	January 26, 2010	34.994%	6.72%	2.90%	5.0 years
Betsy D. Holden (Altria Group EOSO)	June 24, 2005	48.501	6.00	1.58	1.7 years
Betsy D. Holden (Altria Group EOSO)	June 23, 2006	38.784	6.00	2.09	2.7 years
Betsy D. Holden (Altria Group EOSO)	January 26, 2010	38.550	6.00	3.19	5.0 years
David S. Johnson (Altria Group EOSO)	June 23, 2008	38.397	5.44	3.11	4.6 years
David S. Johnson (Altria Group EOSO)	June 29, 2009	38.387	5.44	3.29	5.0 years
David S. Johnson (Altria Group EOSO)	January 26, 2010	34.994	6.86	2.90	5.0 years

The use of different assumptions can produce significantly different estimates of the present value of options. Consequently, the grant date present values shown in the table are only theoretical values and may not accurately represent present value. The actual value, if any, an optionee will realize will depend on the excess of market value of Altria Group common stock over the exercise price on the date the option is exercised.

(2) Based on the closing price of Altria Group common stock of $54.42 on December 31, 2003.

(3) Represents Altria Group EOSO grants that do not become exercisable until six months following their date of grant. EOSO grants are subject to forfeiture if the executive does not hold the net shares received upon exercise for a period of one year following such exercise of the underlying option.

2003 Kraft Foods Stock Option Exercises and Year-End Values

			Total Number of Shares Underlying Unexercised Options Held at December 31, 2003
					Total Value of Unexercised In-the-Money Options Held at December 31, 2003(1)
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Roger K. Deromedi	-0-	$-0-	279,569	139,785	$341,074	$170,538
Betsy D. Holden	-0-	-0-	279,569	139,785	341,074	170,538
David S. Johnson	-0-	-0-	67,756	38,714	82,662	47,231
Hugh H. Roberts	-0-	-0-	61,296	38,714	74,781	47,231
Franz-Josef Vogelsang	-0-	-0-	51,536	29,034	62,874	35,421

(1) Based on the closing price of the Company's Class A Common Stock of $32.22 on December 31, 2003.

2003 Altria Group Stock Option Exercises and Year-End Values

			Total Number of Shares Underlying Unexercised Options Held at December 31, 2003
					Total Value of Unexercised In-the-Money Options Held at December 31, 2003(1)
	Number of Shares Acquired on Exercise
Name
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Roger K. Deromedi	82,906	$1,624,482	592,718	31,250	$11,802,472	$450,625
Betsy D. Holden	55,683	1,003,585	271,579	42,297	2,751,287	383,845
David S. Johnson	30,180	311,362	90,585	25,898	982,106	113,951
Hugh H. Roberts	31,170	858,604	222,940	-0-	4,683,135	-0-
Franz-Josef Vogelsang	-0-	-0-	136,790	-0-	2,042,750	-0-

(1) Based on the closing price of Altria Group common stock of $54.42 on December 31, 2003.

Pension Plan Table—Kraft Foods Retirement Plan

Five-Year Average Annual Compensation
	Years of Service(1)
	10	15	20	25	30
$500,000	$82,100	$123,150	$164,201	$205,251	$246,301
750,000	123,975	185,963	247,951	309,938	371,926
1,000,000	165,850	248,775	331,701	414,626	497,551
1,250,000	207,725	311,588	415,451	519,313	623,176
1,500,000	249,600	374,400	499,201	624,001	748,801
1,750,000	291,475	437,213	582,951	728,688	874,426
2,000,000	333,350	500,025	666,701	833,376	1,000,051
2,250,000	375,225	562,838	750,451	938,063	1,125,676
2,500,000	417,100	625,650	834,201	1,042,751	1,251,301
2,750,000	458,975	688,463	917,951	1,147,438	1,376,926
3,000,000	500,850	751,275	1,001,701	1,252,126	1,502,551
3,250,000	542,725	814,088	1,085,451	1,356,813	1,628,176
3,500,000	584,600	876,900	1,169,201	1,461,501	1,753,801

(1) At February 1, 2004, Mr. Deromedi had accredited service of 15.7 years; Ms. Holden had accredited service of 19.7 years; Mr. Johnson had accredited service of 17.7 years; and Mr. Roberts had accredited service of 28.7 years.

Mr. Deromedi, Ms. Holden, Mr. Johnson, and Mr. Roberts participate in the tax-qualified Kraft Foods Retirement Plan and a non-qualified supplemental pension plan. These plans provide for fixed retirement benefits in relation to the participant's years of accredited service, five-year average annual compensation (the highest average annual compensation during any period of five full consecutive years out of the 10 years preceding retirement) and applicable Social Security covered compensation amount. The fixed retirement benefit is also dependent upon the periods of service before January 1, 1989 (for former Kraft Foods participants), or January 1, 1991 (for former General Foods participants), in which the participant elected to make contributions. Allowances are payable upon retirement at the normal retirement age of 65 and upon attainment of certain conditions at earlier ages. Annual compensation includes the amount shown as annual salary and bonus in the Summary Compensation Table. At December 31, 2003, five-year average annual compensation was $1,457,474 for Mr. Deromedi; $1,356,306 for Ms. Holden; $704,088 for Mr. Johnson; and $688,629 for Mr. Roberts.

The above table provides examples of annual pension benefits payable under these plans. The examples, which assume retirement at the normal retirement age of 65, are based on the Social Security-covered compensation amount in effect for an employee attaining age 65 in calendar year 2004. Since participant contributions could be substantial in individual cases, the benefit amounts shown in the table may be attributed in certain instances to participant contributions to a significant degree, depending upon retirement date and years of service. The Company has made available funding payments to certain executives with vested accrued benefits under non-qualified supplemental retirement plans. During 2003, the following amounts, less applicable tax withholding, were made available to the following named executive officers to provide funding for pension benefits earned under the Company's non-qualified supplemental defined benefit plan as of December 31, 2002, and valued at July 1, 2003 for Mr. Johnson, and for projected benefits to be earned through July 1, 2004 and valued at July 1, 2003 for Mr. Deromedi, Ms. Holden and Mr. Roberts: Mr. Deromedi, $234,268; Ms. Holden, $1,358,127; Mr. Johnson, $251,345; and Mr. Roberts, $301,090. These amounts offset benefits previously accrued and are not intended to increase total promised benefits.

In recognition of Mr. Deromedi's promotion to Chief Executive Officer of the Company, and in connection with his previous pension benefit earned at General Foods, the Company has agreed to use his final average earnings at retirement for purposes of calculating this benefit. Based on his year-end 2003 salary and his annual bonus amount paid in 2003, and assuming retirement from the Company at age 65, he would receive an annual non-qualified supplemental benefit payable as a single life annuity of $334,869. This benefit is in addition to the Kraft Foods Retirement Plan benefits reflected in the table above.

Pension Plan Table—Kraft Foods Switzerland Pension Fund

	Years of Service(1)
Final Annual Compensation
	10	15	20	25	30
$100,000	$14,728	$22,092	$29,456	$36,820	$44,184
200,000	33,224	49,835	66,447	83,059	99,671
300,000	51,719	77,579	103,438	129,298	155,157
400,000 and above	69,187	103,781	138,374	172,968	207,561

(1) At February 1, 2004, Mr. Vogelsang had accredited service of 6.2 years in the Kraft Foods Switzerland Pension Fund.

Mr. Vogelsang participates in the Kraft Foods Switzerland Pension Fund. The Kraft Foods Benefits Plan in Switzerland is a contributory plan providing benefits related to the participant's years of accredited service and final covered compensation as illustrated by the above table. Benefits are payable upon retirement at the normal retirement age of 65 for men and 63 for women, and at earlier ages, in the form of a pension or half pension and half lump sum. Currently, covered compensation is determined as salary above 1.0 times the expected Social Security Pension (25,320 Swiss Francs, or $20,382 for 2004) up to a salary of 490,000 Swiss Francs ($394,430), which results in a maximum pensionable salary of 465,200 Swiss Francs ($374,467), which is a guaranteed insured salary. Due to this limitation, at December 31, 2003, final covered compensation for Mr. Vogelsang was 465,200 Swiss Francs ($374,467) converted from Swiss Francs to U.S. dollars based on a currency translation rate of 1.24230, as of December 31, 2003.

Mr. Vogelsang is also eligible to receive a retirement benefit under the retirement plan of a German subsidiary of the Company. Upon retirement at age 60, he would receive, in addition to the retirement allowance payable under the Swiss plan, an annual benefit of 99,727 euros (approximately $123,771 as of February 1, 2004), converted from euros to U.S. dollars based on a currency translation rate of 0.80574, as of February 1, 2004.

Employment Contracts, Termination of Employment and Change of Control Arrangements

Mr. Deromedi and Ms. Holden have change of control agreements with Altria Group. The agreements provide that if the executive is terminated other than for cause within three years after a change of control of Altria Group or if the executive terminates his or her employment for good reason within such three-year period or voluntarily during the thirty-day period following the first anniversary of the change of control, the executive is entitled to receive a lump-sum severance payment equal to two and one-half times the sum of base salary and highest annual bonus, multiplied by a fraction, the numerator of which is the number of months remaining until the expiration of the three-year period (but which shall be no greater than 30), and the denominator of which is 30, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive in the event excise taxes are imposed upon payments under the agreements.

In December 2003, the Company entered into an agreement with Ms. Holden that states that should she be involuntarily terminated for reasons other than for cause, or assigned to a position with materially fewer responsibilities, prior to January 1, 2007, she would receive severance payments equal to two years of base salary. In addition, five years would be added to her age and service for purposes of eligibility with respect to pension and post-retirement health and welfare benefits. The additional years of service will not be credited to Ms. Holden for purposes of calculating her pension benefit.

RELATIONSHIP WITH ALTRIA GROUP

At March 3, 2004, Altria Group owned 84.5% of the outstanding shares of the Company's capital stock through its ownership of 50.9% of the outstanding Class A Common Stock, and 100% of the outstanding Class B Common Stock. Class A Common Stock has one vote per share while Class B Common Stock has ten votes per share. Therefore, at March 3, 2004, Altria Group held 97.8% of the combined voting power of the outstanding Common Stock. For as long as Altria Group continues to own shares representing more than 50% of the combined voting power of the Common Stock, it will be able to direct the election of all members of the Board and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of additional shares of Common Stock or other equity securities and the payment of dividends on Common Stock.

Included below are descriptions of certain agreements, relationships and transactions the Company has with Altria Group. The agreements are filed as exhibits to the Company's filings with the Securities and Exchange Commission and the summaries below are qualified in all respects by reference to the full text of the exhibits.

Corporate Agreement

The Company has entered into a corporate agreement with Altria Group under which Altria Group has a continuing option to purchase additional shares of Class A Common Stock. Altria Group may exercise the option simultaneously with the issuance of any equity security of the Company, only to the extent necessary to permit Altria Group to maintain its then-existing percentage ownership of Common Stock. This option is not exercisable upon the issuance of stock in connection with employee compensation. The purchase price of the shares of Class A Common Stock purchased upon any exercise of this option will be equal to the price paid for Class A Common Stock in the related issuance if the Company issues Class A Common Stock for cash, or the then current market price of Class A Common Stock if the Company issues a different equity security or Class A Common Stock for other than cash.

The corporate agreement provides that all material intercompany transactions, including any material amendments to the corporate agreement, the services agreement, the tax sharing agreement or any other agreement between the Company and Altria Group, will be subject to the approval of the Audit Committee of the Board, which is composed solely of independent directors.

The Company has agreed with Altria Group that both it and Altria Group have the right to engage in the same or similar business activities as the other party, do business with any customer or client of the other party, and employ or engage any officer or employee of the other party. Neither Altria Group nor the Company, nor their respective related persons, will be liable to the other as a result of engaging in any of these activities.

Under the corporate agreement, the Company must obtain Altria Group's written consent before: entering into any agreement binding Altria Group or that contains provisions that trigger a default or require a material payment when

Altria Group exercises its rights to convert Class B Common Stock; declaring extraordinary dividends; and issuing any equity securities except for Class A Common Stock issued or granted to the Company's employees.

The corporate agreement will terminate when Altria Group owns less than 50% of the Company's then outstanding Common Stock, except that the indemnification provisions will survive the termination.

Services Agreement

Altria Corporate Services, Inc., a wholly owned subsidiary of Altria Group, provides certain services to the Company for fees based on costs incurred by Altria Group and its subsidiaries in providing the services plus a management fee. The Company paid $318 million, $327 million, and $339 million for these services in the years ended December 31, 2003, December 31, 2002, and December 31, 2001, respectively, and the Company expects to make payments comparable to the 2003 amount for similar levels of services in 2004. Although the cost of these services cannot be quantified on a stand-alone basis, management has assessed that the billings are reasonable based on the level of support provided by Altria Corporate Services, Inc. and that they reflect all services provided. The Company's Audit Committee reviews the cost and nature of the services annually. These services, which are the subject of a services agreement, include planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services.

Altria Corporate Services, Inc. and the Company may each terminate any or all of the services under the services agreement by giving the other party written notice at least 12 months in advance of termination. Altria Corporate Services, Inc. has agreed to provide the Company with reasonable assistance to make an orderly transition to other service providers upon the termination of the services agreement.

Tax-Sharing Agreement

The Company is included in Altria Group's federal consolidated income tax group, and its federal income tax liability is included in the consolidated federal income tax liability of Altria Group and its subsidiaries. In certain circumstances, certain of the Company's subsidiaries will also be included with certain Altria Group subsidiaries in combined, consolidated or unitary income tax groups for state and local income tax purposes. To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot currently be utilized on a separate company basis, are utilized in Altria Group's consolidated federal income tax return, the benefit is recognized in the calculation of the Company's provision for income taxes. Based on the Company's current estimate, this benefit is calculated to be approximately $100 million, $240 million and $220 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Company has entered into a tax-sharing agreement with Altria Group. Under the tax-sharing agreement, the Company makes payments to Altria Group, with respect to any period, for the amount of taxes to be paid by the Company, and these taxes are determined as though the Company filed separate federal, state and local income tax returns as the common parent of an affiliated group of corporations filing combined, consolidated or unitary, as applicable, federal, state and local income tax returns. The Company's payments to Altria Group also include any amounts determined by a tax authority or estimated by Altria Group to be due as a result of a redetermination of the tax liability of Altria Group arising from an audit or otherwise. The Company is reimbursed, however, for any tax items such as foreign tax credits, net operating losses and alternative minimum tax credits, based on the usage of the tax items by the consolidated group.

Borrowings from Altria Group

At December 31, 2003, the Company had short-term borrowings due to Altria Group of $543 million. During 2003, the Company repaid the remainder of its long-term borrowings due to Altria Group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of copies of reports filed pursuant to Section 16(a) of the Exchange Act, or written representations from persons required to file such reports, the Company believes that all filings required to be made were timely made in accordance with the requirements of the Exchange Act, except as follows. Altria Group failed to timely file a Form 4 in December 2003 reporting a change in its ownership of Kraft Class A Common Stock. Altria Group promptly filed a Form 4 reporting such change after discovering this error. Separately, in February 2004, Dinyar S. Devitre, one of the Company's directors, learned that, without his prior knowledge, and contrary to his instructions, in December 2003, his portfolio manager purchased 1,204 shares of Class A Common Stock as part of a multiple-stock fund. Mr. Devitre was unaware of this transaction, and consequently the Form 4 reporting the purchase was filed late.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

The Company is required to provide an Annual Report to stockholders who receive this proxy statement. The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (not including documents incorporated by reference), are available without charge to stockholders upon written request to the Company's Corporate Secretary. You may review the Company's filings with the Securities and Exchange Commission by visiting the Company's website at www.kraft.com.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Class A Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, at an anticipated cost of $6,000, plus reimbursement of out-of-pocket expenses.

2005 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Compensation and Governance Committee for consideration as directors must submit a written notice to the Corporate Secretary of the Company. The Company's By-Laws set forth the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 2005 Annual Meeting, presently anticipated to be held on April 26, 2005, notice of the nomination must be received by the Company between October 6, 2004 and November 5, 2004. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. The Compensation and Governance Committee will consider any nominee properly presented by a stockholder and will make a recommendation to the Board. After full consideration by the Board, the stockholder presenting the nomination will be notified of the Board's conclusion. For a stockholder to bring other matters before the 2005 Annual Meeting, and to include a matter in the Company's proxy statement and proxy for that meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be timely given to the Corporate Secretary of the Company, whose address is Three Lakes Drive, Northfield, Illinois 60093. Any stockholder desiring a copy of the Company's By-Laws will be furnished one without charge upon written request to the Corporate Secretary.

March 5, 2004	Marc S. Firestone Executive Vice President, General Counsel and Corporate Secretary

Exhibit A

CORPORATE GOVERNANCE GUIDELINES

Kraft Foods Inc.

A.	ROLE AND RESPONSIBILITY OF THE BOARD		A-2
B.	BOARD COMPOSITION, STRUCTURE AND POLICIES		A-2
	1.	Altria Nominees	A-2
	2.	Independence of Directors	A-2
	3.	Annual Election of Directors	A-2
	4.	Board Membership Criteria	A-2
	5.	Limitation on Number of Management Directors	A-3
	6.	Chairman of the Board	A-3
	7.	Change in Primary Employment	A-3
	8.	Conflicts of Interest	A-3
	9.	No Specific Limitations on Other Board Service	A-3
	10.	No Limitations on Terms	A-3
	11.	Retirement Age for Directors	A-3
	12.	Director Orientation and Continuing Education	A-3
	13.	Director Communications with Third Parties	A-4
	14.	Stockholder Communications with the Board	A-4
C.	BOARD MEETINGS		A-4
	1.	Frequency of Meetings	A-4
	2.	Strategic Plan Review	A-4
	3.	Attendance at Meetings	A-4
	4.	Information Flow and Distribution of Meeting Materials	A-4
	5.	Selection of Agenda Items	A-5
	6.	Access to Management and Independent Advisors	A-5
	7.	Executive Sessions	A-5
D.	COMMITTEES OF THE BOARD		A-5
	1.	Committees and Responsibilities	A-5
	2.	Membership and Chairs of Committees	A-5
	3.	Committee Agendas, Meetings and Reports to the Board	A-6
E.	PERFORMANCE EVALUATION AND SUCCESSION PLANNING		A-6
	1.	Annual CEO Evaluation	A-6
	2.	Succession Planning	A-6
	3.	Board and Committee Self-Evaluations	A-6
F.	BOARD COMPENSATION		A-6
G.	CONFIDENTIAL VOTING		A-7
	ANNEX A: Categorical Standards of Director Independence		A-8

CORPORATE GOVERNANCE GUIDELINES

Kraft Foods Inc.

A.    ROLE AND RESPONSIBILITY OF THE BOARD

The primary responsibility of the Board of Directors (the "Board") is to foster the long-term success of the Company, consistent with its fiduciary duty to the stockholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company.

B.    BOARD COMPOSITION, STRUCTURE AND POLICIES

1.
Altria Nominees

  Under the terms of a corporate agreement entered into between the Company and Altria Group, Inc. ("Altria"), so long as Altria owns shares representing 50% or more of the voting power of the Company's outstanding Common Stock, Altria has the right to designate for nomination by the Board three members of the Board, including the Chairman of the Board. Altria also has the right to fill any vacancy resulting from an Altria designee ceasing to serve on the Board.

2.
Independence of Directors

  The Board shall annually make an affirmative determination as to the independence of each director following a recommendation by the Compensation and Governance Committee and a review of all relevant information. The Board has established categorical standards to assist it in making such determinations. Such standards are set forth in Annex A hereto.

3.
Annual Election of Directors

  All directors are elected annually by the Company's stockholders. Each year the Board recommends a slate of directors for election by stockholders at the Annual Meeting of Stockholders. The Board's recommendations are based on the recommendations of the Compensation and Governance Committee.

  Under the By-Laws, the Board may fill vacancies in existing or new director positions. Such directors elected by the Board serve only until the next Annual Meeting of Stockholders when they must stand for election by the stockholders.

4.
Board Membership Criteria

  Subject to the terms of the corporate agreement with Altria, the Compensation and Governance Committee works with the Board to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individuals for Board membership, the Compensation and Governance Committee takes into account many factors, including whether the individual meets the requirements for independence; the individual's general understanding of the various disciplines relevant to the success of a large publicly traded company in today's global business environment; the individual's understanding of the Company's global businesses and markets; the individual's professional expertise and educational background; and other factors that promote diversity of views and experience. The Compensation and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Compensation and Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

5.
Limitation on Number of Management Directors

  The Board believes that it is generally preferable that the Chief Executive Officer and one other member of management be the only members of management who serve as members of the Board. The Board may from time to time determine that it is appropriate to nominate additional members of management to the Board.

6.
Chairman of the Board

  Pursuant to the terms of the corporate agreement with Altria, Altria has the right to designate the Chairman of the Board.

7.
Change in Primary Employment

  Non-management and non-Altria-designated directors who retire or change their primary employment must tender their resignation to the Compensation and Governance Committee. The Compensation and Governance Committee shall evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to whether to accept the resignation or not.

8.
Conflicts of Interest

  If a director develops an actual, apparent or potential conflict of interest, the director should report the matter promptly to the Compensation and Governance Committee for evaluation and appropriate resolution.

  If a director has a direct or indirect personal interest in a matter before the Board, the director shall disclose the interest to the full Board, shall recuse himself or herself from participation in the discussion, and the matter shall not be approved unless it receives the affirmative vote of a majority of the directors or the appropriate committee who have no direct or indirect personal interest in the matter.

9.
No Specific Limitations on Other Board Service

  The Board does not believe that its members should be prohibited from serving on boards and committees of other organizations. Each director is expected to ensure that other commitments do not interfere with the discharge of his or her duties as a director of the Company. Directors are expected to inform the Chairman and the Chairman of the Compensation and Governance Committee upon becoming a director of any other public company or becoming a member of the audit committee of any other public company. The Compensation and Governance Committee and the Board will take into account the nature and extent of an individual's other commitments when determining whether it is appropriate to nominate such individual for election or re-election as a director. Service on boards and committees of other organizations should be consistent with the Company's conflict of interest policies.

10.
No Limitations on Terms

  The Board does not believe in term limits for directors because they would deprive the Board of directors who have developed, through valuable experience over time, an increasing insight into the Company and its operations.

11.
Retirement Age for Directors

  Non-employee directors may not stand for re-election to the Board after they have reached the age of 72, except that the Board may from time to time ask a non-employee director to stand for election beyond the age of 72 when it believes that it is in the best interests of stockholders.

  A management director must resign from the Board upon ceasing to be an officer of the Company, and in any event, must resign from the Board upon reaching the age of 65.

12.
Director Orientation and Continuing Education

  The Company provides an orientation process for new directors, including a review of background material on the Company, a briefing on key issues facing the Company and meetings with senior management. On a continuing basis, directors receive presentations on the Company's strategic and business plans, financial performance, legal and regulatory matters, Code of Conduct and compliance programs and other matters. Periodically, the Board meets with senior management and visits facilities at the Company's operating companies. Directors are encouraged to take advantage of continuing education opportunities that will enhance their ability to fulfill their responsibilities. The Company will reimburse directors for reasonable costs incurred in connection with such continuing education.

13.
Director Communications with Third Parties

  The Board believes that senior management speaks for the Company and the Chairman speaks for the Board. Communications about the Company with stockholders, analysts, the press, media and other constituencies should be made by management. Individual directors may from time to time meet with or communicate with various constituencies with which the Company is involved. It is expected that Board members would do this with the knowledge of management and, absent unusual circumstances, only at the request of management.

14.
Stockholder Communications with the Board

  Stockholders who wish to communicate with the Board may do so by writing to Non-Management Directors, Board of Directors, Kraft Foods Inc., Three Lakes Drive, Northfield, IL 60093 or to Kraft-Board@kraft.com. The non-management directors have established procedures for the handling of communications from stockholders and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees are to be forwarded to the non-management directors. Communications that relate to matters that are within the responsibility of one of the Board committees are also to be forwarded to the chair of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board's responsibilities, such as consumer complaints, are to be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

C.    BOARD MEETINGS

1.
Frequency of Meetings

  The Board typically holds regular meetings during the months of January, March, April, June, August, October and December, and special meetings are held when necessary. The April meeting follows the Annual Meeting of Stockholders and is the organizational meeting at which officers and members and chairs of Board committees are elected.

2.
Strategic Plan Review

  The Board meets at an offsite location for several days each year to review the Company's strategic plan.

3.
Attendance at Meetings

  Directors are expected to prepare themselves for and to attend all Board meetings, the Annual Meeting of Stockholders and the meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting.

4.
Information Flow and Distribution of Meeting Materials

  Various materials are distributed to the Board on a continuing basis throughout the year and reports and presentations are made at Board and committee meetings to keep the Board informed on an ongoing basis of the performance of the Company and its businesses, their future plans (including acquisitions, divestitures and capital expenditures), the various issues that they face, and new developments. The materials for each Board meeting are distributed in advance of the meetings to give directors an opportunity to review such materials prior to the meeting in order to facilitate active and informed discussion at the meeting.

5.
Selection of Agenda Items

  The Chairman determines the agenda for each meeting of the Board, taking into account suggestions from other members of the Board.

6.
Access to Management and Independent Advisors

  Board members have unrestricted access to management. The Board and each committee of the Board have the authority to retain independent legal, accounting and other experts and consultants to advise the Board and the committees as they may deem appropriate.

7.
Executive Sessions

  Non-management directors meet in executive session at each regularly scheduled Board meeting without any members of management being present. At least once each year, the Board will hold an executive session at which only those directors who meet the independence standards of the New York Stock Exchange are present. In lieu of a regularly presiding director, the Chairman, the Chairman of the Audit Committee, or the Chairman of the Compensation and Governance Committee, depending upon the subject matter to be covered in the meeting, presides over the executive sessions.

D.    COMMITTEES OF THE BOARD

1.
Committees and Responsibilities

  Pursuant to the Company's By-Laws, the Board may establish committees from time to time to assist it in the performance of its responsibilities: There are currently two Board committees:

  •
  Audit Committee.    The committee monitors the Company's financial reporting processes and systems of internal accounting control, the independence and the performance of the independent auditors, and the performance of the internal auditors.

  •
  Compensation and Governance Committee.    The committee is responsible for discharging the Board's responsibilities relating to executive compensation, including determining the compensation of the Chief Executive Officer, producing an annual compensation committee report on executive compensation to be included in the Company's proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission, and reviewing the succession plans for the Chief Executive Officer and other senior executives. The committee is also responsible for identifying individuals qualified to become Board members, recommending a slate of nominees for election at each Annual Meeting of Stockholders, making recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its committees, developing and recommending to the Board the Company's corporate governance principles and overseeing the evaluation of the Board and its committees and management.

  A full description of the responsibilities of each of the committees is set forth in the committee charters that are published on the Company's website.

  The Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

2.
Membership and Chairs of Committees

  Based upon the recommendation of the Compensation and Governance Committee, the Board elects the members and chairs of each committee at its annual organizational meeting following the Annual Meeting of Stockholders.

  The members of the Audit Committee and Compensation and Governance Committee shall consist only of those directors whom the Board determines meet the New York Stock Exchange independence requirements and who meet the additional requirements for committee membership of the New York Stock Exchange and any other applicable laws, rules and regulations and the committee charters. At least one member of the Audit Committee shall be an "audit committee financial expert" as such term is defined in regulations of the Securities and Exchange Commission.

  The Board does not favor mandatory rotation of committee assignments or chairs. The Board believes that experience and continuity are more important than rotation.

3.
Committee Agendas, Meetings and Reports to the Board

  The chair of each committee, in consultation with the other committee members, shall set meeting agendas and determine the frequency and length of committee meetings. Each committee reports its actions and recommendations to the Board.

E.    PERFORMANCE EVALUATION AND SUCCESSION PLANNING

1.
Annual CEO Evaluation

  In conjunction with the Chairman, the Compensation and Governance Committee shall establish annual and long-term financial and strategic goals and objectives for the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of these goals and objectives, and determine and approve the compensation of the Chief Executive Officer based on this evaluation. The Compensation and Governance Committee will review with the Board its evaluation of the Chief Executive Officer's performance and its determination of the Chief Executive Officer's compensation. The Chairman of the Compensation and Governance Committee will communicate this evaluation to the Chief Executive Officer.

2.
Succession Planning

  The Compensation and Governance Committee is responsible for reviewing and assisting with the development of executive succession plans, evaluating and making recommendations to the Board regarding potential candidates to become Chief Executive Officer, and reviewing candidates to fill other senior executive positions.

3.
Board and Committee Self-Evaluations

  The Compensation and Governance Committee is responsible for developing and recommending to the Board and overseeing an annual self-evaluation process for the Board and for the Audit Committee and the Compensation and Governance Committee. The Board will discuss the results of the self-evaluations to determine whether the Board and committees are functioning effectively and whether any actions should be taken to improve their effectiveness.

F.    BOARD COMPENSATION

The Compensation and Governance Committee periodically benchmarks director compensation against the proxy peer group and general industry data, considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors.

The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning directors' interests with the long-term interests of stockholders.

Employees of the Company or of Altria or any of its subsidiaries who serve as directors shall not receive any additional compensation for service on the Board.

G.    CONFIDENTIAL VOTING

It is the Company's policy to hold the votes of each stockholder in confidence from directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. It is also the Company's policy to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

Annex A

Categorical Standards of Director Independence

A director is considered independent if the Board makes an affirmative determination after a review of all relevant information that the director has no material relationship with the Company. The Board has established the categorical standards set forth below to assist it in making such determinations. A director will not be considered independent if the director:

•
is, or within the last three years has been, employed by the Company or any of its subsidiaries;

•
has an immediate family member who is, or within the last three years has been, employed as an executive officer of the Company;

•
receives, or within the last three years has received, more than $100,000 per year in direct compensation from the Company or its subsidiaries other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

•
has an immediate family member who receives, or within the last three years has received, more than $100,000 per year in direct compensation as an executive employee of the Company or any of its subsidiaries other than pension or other forms of deferred compensation (provided such compensation is not contingent on continued service);

•
is, or within the last three years has been, affiliated with or employed by the Company's auditor;

•
has an immediate family member who is, or within the last three years has been, affiliated with or employed by the Company's auditor in a professional capacity;

•
is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives serve, or within the last three years have served, on such other company's compensation committee;

•
has an immediate family member who is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives serve, or within the last three years have served, on such other company's compensation committee;

•
is, or within the last three years has been, an executive officer or employee of a company that makes payments to, or receives payments from, the Company or its subsidiaries in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; or

•
has an immediate family member who is, or within the last three years has been, an executive officer of a company that makes payments to, or receives payments from, the Company or its subsidiaries in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

The following factor should also be considered by the Board in making an independence determination. However, the Board is not precluded from finding a director to be independent if the director:

•
is, or within the last three years has been, an executive officer of a charitable organization that receives contributions from the Company or any of its subsidiaries in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such charitable organization's consolidated gross revenues.

Exhibit B

AUDIT COMMITTEE CHARTER

Kraft Foods Inc.

Audit Committee Composition and Meetings

The Audit Committee shall be composed of three or more non-employee directors who are independent as that term is defined by the New York Stock Exchange listing standards and who meet the additional "independence" requirements of the New York Stock Exchange and applicable laws and regulations for audit committee membership. All members of the Committee shall be financially literate, at least one member shall be an "audit committee financial expert" as defined by the rules and regulations of the Securities and Exchange Commission ("SEC"), and at least one member of the Committee (who may also serve as the audit committee financial expert) shall have accounting or related financial management expertise, both as determined in the business judgment of the Board of Directors.

The Board of Directors shall appoint the members of the Audit Committee meeting these requirements and designate its Chair. If the Board of Directors does not designate a Chair of the Audit Committee, the members may designate a Chair by majority vote of the Committee's members.

The Audit Committee shall meet at least six times annually or more frequently as circumstances may require. The Committee shall meet separately periodically in executive session with management, the internal auditors, the independent accountants, and as a committee to discuss any matters that the Committee or the persons with whom they meet believe should be discussed.

In fulfilling its responsibilities, the Audit Committee shall have full access to all books, records, facilities and personnel of the Company and to the services of the independent accountants. The Audit Committee shall also have the authority to conduct investigations and authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Company must provide for appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the independent accountants engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any advisers employed by the Audit Committee, and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Audit Committee Authority and Responsibilities

The Audit Committee shall oversee the Company's accounting and financial reporting processes and audits of its financial statements.

The Audit Committee shall assist the Board of Directors in its oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company's independent accountants, and (iv) the performance of the Company's internal audit function and independent accountants. The Audit Committee shall perform any other activities consistent with the Company's Certificate of Incorporation, By-Laws and governing law as the Committee or the Board of Directors deems necessary or appropriate.

Any of the Audit Committee's responsibilities designated herein may be delegated by the Committee to its Chair or another member of the Committee, unless prohibited by law, regulation or New York Stock Exchange listing standard.

The Audit Committee shall:

1.
Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and the independent accountants shall report directly to the Audit Committee. In this regard, the Audit Committee shall have the sole authority to retain and terminate the independent accountants of the Company (subject, if applicable, to stockholder ratification), including the sole authority to approve all audit engagement fees and terms and all permissible non-audit services to be provided by the independent accountants. The Audit Committee shall pre-approve the non-audit services to be provided by the Company's independent accountants. The Audit Committee may, from time to time, delegate its authority to pre-approve such services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting;

2.
Review and discuss with the independent accountants their audit procedures, including the audit plan and its scope with respect to the Company's consolidated financial statements;

3.
Review and discuss with the independent accountants and with management the results of the annual audit of the Company's consolidated financial statements and the Company's interim financial results, in each case prior to the filing or distribution thereof, including (i) the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and (ii) any appropriate matters regarding accounting principles, practices and judgments and the independent accountants' opinion as to the quality thereof and any items required to be communicated to the Committee by the independent accountants in accordance with standards established and amended from time to time by the American Institute of Certified Public Accountants;

4.
Review and discuss with management, the independent accountants and the internal auditors the quality and adequacy of the Company's financial reporting processes, internal controls over financial reporting and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such processes, controls and procedures, material weaknesses in such processes, controls and procedures, any corrective action taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such processes, controls and procedures;

5.
On at least an annual basis, evaluate the independent accountants' qualifications, performance and independence, and present its conclusions and recommendations with respect to the independent accountants to the Board of Directors. As part of such evaluation, the Audit Committee shall:

•
obtain and review a report from the Company's independent accountants describing (i) the independent accountants' internal quality-control procedures, (ii) any material issues raised by (a) the most recent internal quality-control review or peer review of the independent accountants, or (b) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the independent accountants, and any steps taken to deal with any such issues, and (iii) all relationships between the independent accountants and the Company;

•
review and evaluate the lead audit partner of the independent accountants;

•
in addition to assuring the regular rotation of the lead partner(s) as required by law, consider whether the independent accounting firm should be rotated, so as to assure continuing auditor independence; and

•
obtain the opinion of management and the internal auditors of the independent accountants' performance;

6.
Establish clear policies for the Company's hiring of current or former employees of the independent accountants;

7.
Evaluate the performance of the Company's internal audit function, and review and discuss with the internal auditors and independent accountants the internal audit plan, budget, activities, responsibilities and staffing of the internal audit organization;

8.
Review and discuss with the independent accountants any audit problems or difficulties and management's response thereto, including (i) any restrictions on the scope of the independent accountants' activities or access to required information, (ii) any significant disagreements with management, (iii) any accounting adjustments that were noted or proposed by the independent accountants but were "passed" (as immaterial or otherwise), (iv) any communications between the audit team and the independent accountants' national office respecting significant auditing or accounting issues presented by the engagement, and (v) any "management" or "internal control" letter issues, or proposed to be issued, by the independent accountants to the Company;

9.
Review and discuss with management, the internal auditors and the independent accountants, in separate meetings if the Audit Committee deems them appropriate:

•
any analyses or other written communications prepared by management and/or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•
the critical accounting policies and practices of the Company;

•
the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the Company; and

•
major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls over financial reporting and any special steps adopted in light of material control deficiencies;

10.
Generally discuss the type and presentation of (i) information to be included in earnings press releases (in particular any use of "pro forma" or "adjusted" non-GAAP information) and (ii) any financial information and earnings guidance provided to analysts and rating agencies;

11.
Review and discuss the Company's guidelines and policies with respect to risk assessment and risk management, including the Company's major financial risk exposures and the steps that have been taken to monitor and control such exposures;

12.
Review the expense reports of executive officers and directors;

13.
Approve the Company's Code of Conduct and review compliance with the Code;

14.
Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, and shall review any significant complaints regarding accounting, internal accounting controls or audit matters received pursuant to such procedures;

15.
Review and assess the adequacy of this Charter annually and submit any recommended changes to the Board of Directors for its approval;

16.
Recommend to the Board of Directors whether the Company's consolidated financial statements should be accepted for inclusion in the Company's annual report on Form 10-K;

17.
Prepare a report of the Audit Committee to stockholders to be included in the Company's annual proxy statement as required by the SEC, and file with the New York Stock Exchange any reports that may be required with respect to the Audit Committee;

18.
Review and approve all material transactions between the Company and its principal shareholder, and the other subsidiaries of its principal shareholder;

19.
At least annually, evaluate its own performance and report to the Board of Directors on such evaluation;

20.
Review disclosures made by the Company's principal executive officer(s) and principal financial officer(s) regarding compliance with their certification obligations under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company's disclosure controls and procedures and internal controls for financial reporting, and evaluations thereof; and

21.
Report the activities of the Audit Committee to the Board of Directors on a regular basis and review with the Board of Directors any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the performance and independence of the Company's independent accountants, and the performance of the internal audit function.

Exhibit C

COMPENSATION AND GOVERNANCE COMMITTEE CHARTER

Kraft Foods Inc.

Compensation and Governance Committee Composition and Meetings

The Compensation and Governance Committee of the Board of Directors of Kraft Foods Inc. (the "Committee") shall be composed of three or more directors who the Board of Directors determines (i) are "independent" as that term is defined by the New York Stock Exchange listing standards, (ii) are "non-employee directors" for purposes of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), and (iii) satisfy the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code.

The Board of Directors shall appoint the members of the Committee meeting these requirements and designate its Chair. If the Board of Directors does not designate a Chair of the Committee, the members may designate a Chair by majority vote of the Committee's members.

The Committee shall meet as often as it deems is appropriate to carry out its responsibilities. The Committee shall report its actions and recommendations to the Board of Directors.

In fulfilling its responsibilities, the Committee shall have full access to all books, records, facilities and personnel of the Company. The Committee shall also have the authority to conduct investigations and retain, at the Company's expense, any search firm assisting the Committee in identifying director candidates, any special compensation consultants and any legal or other consultants or experts to advise the Committee.

The Committee may delegate its authority to subcommittees or the Chair of the Committee when it deems appropriate.

Compensation and Governance Committee Responsibilities

The Committee shall (i) discharge the Board of Directors' responsibilities relating to executive compensation and management succession to produce an annual report on executive compensation to be included in the Company's proxy statement, in accordance with applicable rules and regulations, (ii) review the succession plans for the chief executive officer and other senior executives and to make recommendations to the Board regarding the selection of individuals to fill these positions, (iii) assist the Board in identifying qualified individuals to become Board members, (iv) make recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its Committees, and (v) advise the Board on corporate governance matters, including developing and recommending to the Board the Company's corporate governance principles.

Any of the Committee's responsibilities designated herein may be delegated by the Committee to its Chair or another member of the Committee, unless prohibited by law, regulation or New York Stock Exchange listing standard.

In its compensation role, the Committee shall:

•
review and approve goals and objectives relevant to the compensation of the chief executive officer, evaluate the performance of the chief executive officer in light of these goals and objectives, and set the compensation of the chief executive officer based on this evaluation;

•
oversee and make recommendations to the Board with respect to incentive compensation and equity-based plans;

•
review compensation recommendations for executives reporting to the chief executive officer;

•
make incentive and equity awards to executives, including the chief executive officer, under the Company's incentive compensation and equity-based plans;

•
monitor compliance by executives with the Company's stock ownership guidelines;

C-1

•
review and assist with the development of executive succession plans, evaluate potential candidates for executive positions, including the chief executive officer, and make recommendations to the Board regarding individuals to fill these positions;

•
review the compensation of directors for service on the Board and its Committees and recommend changes in compensation to the Board;

•
prepare an annual report on executive compensation to be included in the Company's proxy statement, in accordance with applicable rules and regulations;

In its corporate governance role, the Committee shall:

•
review the qualifications of candidates for director suggested by Board members, stockholders, management and others in accordance with criteria established by the Board;

•
consider the performance of incumbent directors in determining whether to nominate them for reelection;

•
recommend to the Board a slate of nominees for election or reelection to the Board at each annual meeting of stockholders;

•
recommend to the Board candidates to be elected to the Board as necessary to fill vacancies and newly created directorships;

•
make recommendations to the Board as to determinations of director independence;

•
recommend to the Board retirement age for directors;

•
make recommendations to the Board concerning the function, composition and structure of the Board and its Committees;

•
recommend to the Board, directors to serve as members of each Committee;

•
develop and recommend to the Board a set of corporate governance principles and to review and recommend changes to those principles, as necessary;

•
advise and make recommendations to the Board on corporate governance matters, to the extent these matters are not the responsibility of other Committees;

•
develop and recommend to the Board an annual self-evaluation process for the Board;

In its dual compensation and corporate governance role, the Committee shall:

•
evaluate the Committee's performance at least annually and report to the Board on such evaluation;

•
periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval; and

•
perform such other duties and responsibilities as are consistent with the purpose of the Committee and as the Board or the Committee shall deem appropriate.

C-2

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TUESDAY, APRIL 27, 2004 AND PROXY STATEMENT

Please present this admission ticket to the Kraft Foods Inc. representative at the registration desk.

KRAFT FOODS INC. 2004 ANNUAL MEETING OF STOCKHOLDERS Tuesday, April 27, 2004 9:00 A.M. ET KRAFT FOODS INC. Robert M. Schaeberle Technology Center 188 River Road East Hanover, New Jersey 07936	DIRECTIONS The Robert M. Schaeberle Technology Center is approximately 1 mile north of Route 10 in East Hanover, New Jersey. You may request a map by calling 1-800-295-1255.

It is important to us that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card below or vote electronically over the Internet or by telephone.
 See reverse side for instructions on voting electronically over the Internet or by telephone.

 FOLD AND DETACH PROXY CARD HERE
RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING

P R O X Y	KRAFT FOODS INC. Proxy Solicited on Behalf of Board of Directors Annual Meeting April 27, 2004
Louis C. Camilleri and Marc S. Firestone, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of Common Stock held by the undersigned in Kraft Foods Inc. (the "Company") at the annual meeting of stockholders to be held at the Robert M. Schaeberle Technology Center, on April 27, 2004, at 9:00 a.m. ET, and at all adjournments thereof.
Election of Directors, Nominees:
	01. Louis C. Camilleri	04. W. James Farrell	07. Mary L. Schapiro
	02. Roger K. Deromedi	05. Betsy D. Holden	08. Charles R. Wall
	03. Dinyar S. Devitre	06. John C. Pope	09. Deborah C. Wright

This card also serves to instruct the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a stockholder or employee participating in any such plan. Unless your proxy for your plan shares is received by April 23, 2004, your plan shares will be voted by the trustee in the same proportion as those plan shares for which instructions have been received.
SEE REVERSE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse. You need not mark any boxes.
SEE REVERSE SIDE

KRAFT FOODS INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8514
EDISON, NJ 08818-8514

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/kft	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

\*/    DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL    \*/

☒	Please mark votes as in this example.	9850

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR the election of directors and FOR the ratification of the selection of independent auditors.

KRAFT FOODS INC.
The Board of Directors recommends a vote FOR:
								FOR	AGAINST	ABSTAIN
1.	Election of Directors. (Please see reverse)					2.	Ratification of the Selection of Independent Auditors	☐	☐	☐
			FOR	WITHHELD
		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
	☐	For all nominees except as written above

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.
Signature:	Date:	Signature:	Date:

QuickLinks

PROXIES AND VOTING INFORMATION
BOARD OF DIRECTORS
ELECTION OF DIRECTORS
AUDIT COMMITTEE MATTERS
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
OWNERSHIP OF EQUITY SECURITIES
EXECUTIVE COMPENSATION
RELATIONSHIP WITH ALTRIA GROUP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS
OTHER MATTERS
2005 ANNUAL MEETING
CORPORATE GOVERNANCE GUIDELINES Kraft Foods Inc.

CORPORATE GOVERNANCE GUIDELINES Kraft Foods Inc.
Annex A Categorical Standards of Director Independence
AUDIT COMMITTEE CHARTER Kraft Foods Inc.
COMPENSATION AND GOVERNANCE COMMITTEE CHARTER Kraft Foods Inc.